      As filed with the Securities and Exchange Commission on September 13, 1999
                                                      Registration No. 333-80585
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            _____________________
                                AMENDMENT NO. 1
                                   FORM S-3/A
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                             _____________________
                                 VIDAMED, INC.
             (Exact name of Registrant as specified in its charter)
                             _____________________
         Delaware                         0000                    77-0314454
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification
                                                                   Number)
                             46107 Landing Parkway
                           Fremont, California 94538
                                 (510) 492-4900

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             _____________________
                               Randy D. Lindholm
                     President and Chief Executive Officer
                                 VidaMed, Inc.
                             46107 Landing Parkway
                           Fremont, California 94538
                                 (510) 492-4900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             _____________________
                                   Copies to:
                            Carolyn R. Klasco, Esq.
                             Steven O. Gasser, Esq.
                        Shartsis, Friese & Ginsburg LLP
                         One Maritime Plaza, 18th Floor
                            San Francisco, CA 94111
                                 (415) 421-6500
                             _____________________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

                                                                Proposed                 Proposed
 Title of Each Class of Securities     Amount to be      Maximum Offering Price     Maximum Aggregate            Amount of
       to be Registered                 Registered           Per Share (1)          Offering Price (1)       Registration Fee (4)
Common stock $0.001 par value          6,000,000 shares        $2.00                  $12,000,000             $3,336.00
Warrants to purchase shares
 of common stock (2)                   1,500,000                0.00                      N/A                    N/A
Common stock issuable upon
 exercise of Warrants (3)              1,500,000 shares        $2.00                  $ 3,000,000             $  834.00
===================================================================================================================================

_____________________
(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on September 3, 1999 pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

(2) Pursuant to Rule 457(g) promulgated under the Securities Act of 1933, no filing fee is required.

(3) Pursuant to Rule 416 promulgated under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(4) Registration Fee previously paid on initial filing of this Registration Statement on June 14, 1999.

                             _____________________

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale if not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999


PROSPECTUS


                                 VIDAMED, INC.

                        6,000,000 Shares of Common Stock
                  1,500,000 Warrants to Purchase Common Stock
                        1,500,000 Shares of Common Stock
                       Issuable Upon Exercise of Warrants


     The shares offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus for information that you should consider before purchasing these securities.

     We may sell the shares and warrants in amounts, at prices and on terms determined at the time of the sale. We will provide specific terms of these securities in supplements to this prospectus. The shares and warrants may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in supplements to this prospectus.

     You should read this prospectus and any supplement carefully before you invest.

     Our common shares are traded on the Nasdaq National Market System under the symbol "VIDA." On September 3, 1999, the average for the high and low price of our common stock on the Nasdaq was $2.00 per share.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September ___, 1999

                                    Summary

     VidaMed designs, develops and markets urological systems that are used for urinary tract disorders. Our technologically and clinically advanced systems are cost effective. We primarily treat the enlarged prostrate or Benign Prostatic Hyperplasia ("BPH"), a noncancerous condition of the prostrate gland affecting urination. VidaMed's primary product, the patented VidaMed TUNA System, is a reasonably priced alternative therapy that minimizes surgical invasion, side effects and complications for this condition. On October 8, 1996, we received 510(k) clearance from the United States Food and Drug Administration (the "FDA") to sell the TUNA System commercially in the United States. At the beginning of fiscal 1999, we began restructuring our sales and marketing model in the United States to shift the emphasis from selling the TUNA System itself to generating revenues through a fee-per-use program. Under the prior sales model, we focused on selling the TUNA System generator and related
equipment to hospitals.   Under the new model, we place an entire TUNA System
with a hospital at no initial capital charge and charge a fee for each procedure performed.

                                  Risk Factors

     An investment in the securities being offered by this prospectus involves a high degree of risk. The Company is in a negative cash flow position, and unless it is able to sell additional equity securities (which will be dilutive) or debt securities, or otherwise borrow additional funds in the immediate future, the Company will not be able to fund its current operations through its fiscal year ending December 31, 1999. You should consider the Company's financial situation and the following risk factors in addition to the other information discussed elsewhere in this prospectus and incorporated by reference into this prospectus before purchasing our securities.

Lack of Operating Funds.

     As we began fiscal 1999, we believed that our current cash balances, projected cash flows from operations, including our newly introduced fee-per-use program, and cash available under our financing facility would be sufficient to meet our operating and capital requirements through the end of the fiscal year. We now believe that the fee-per-use program will take longer to implement than originally planned. As a result, we will require additional financing to maintain our current operating and capital requirements through the end of the fiscal year. Management is pursuing, and believes it can obtain, financing to fund operations through the end of this fiscal year and into fiscal year 2000. Additional financing will likely be required to fund operations throughout fiscal 2000.

     We cannot give any assurance that we will be successful in securing any equity financing, or that such financing, if available, will be on favorable terms. Any future equity financing would result in dilution to our stockholders. If we are unable to secure additional equity or debt financing this year, we would not be able to continue as a going concern, and would be forced to explore strategic relationships, reduce staff and discontinue clinical trials, research and development and marketing and sales activities.

Limitations on Additional Debt Financing.

     In October 1998, we finalized a commitment for $5.5 million in debt financing with Transamerica Technology Finance, a division of Transamerica Corporation. The facility is secured by our assets and consists of a revolving accounts receivable-based credit line of up to $3 million and a $2.5 million equipment term loan. While Management believes that additional debt financing is available, it would likely be limited in amount and costly because such financing would be subordinate to Transamerica. While we may be able to obtain additional debt financing from Transamerica, we cannot give any assurance that we will be able to do so, or that such financing, if available, would be on favorable terms.

     Since we became eligible to borrow under the accounts receivable-based credit line, we have generally borrowed the full amount available to us. As of September 1, 1999, we were eligible to borrow and had borrowed $392,410. The equipment term loan was funded in full as of December 31, 1998, at an interest rate of 12% per year. Repayment of that loan is amortized over a three-year period, with monthly payments that began in December 1998.

We Expect Operating Losses to Continue

     We expect our operating losses to continue as we continue to expend substantial funds for the expansion of sales and marketing activities, clinical trials in support of regulatory and Medicare reimbursement approvals and research and development. Our future liquidity and capital requirements will depend on numerous factors, including our success in securing additional financing, actions relating to regulatory and Medicare reimbursement matters and the extent to which the TUNA System gains market acceptance.

The Fee-Per-Use Sales Program is New and Untested.

     At the beginning of fiscal 1999, we introduced our fee-per-use program in the United States. Under this program, an entire TUNA System is placed with a hospital at no initial capital charge and a fee is charged for each procedure
performed.   This program replaced our previous sales model which focused on sales of the TUNA System generator and related equipment to hospitals. Given the relative short time that the fee-per-use program has been in place, the success of the program is uncertain.

VidaMed Depends on Physician and Patient Acceptance.

     The TUNA Procedure represents a new therapy for the treatment of BHP, and there can be no assurance that physicians, patients and health care payors will accept the TUNA System.

     Physicians will not recommend the TUNA Procedure unless they conclude, based on clinical data and other factors, that it is an attractive alternative to other methods of BPH treatment, including more established methods. In particular, physicians may elect not to recommend the TUNA Procedure until such time, if any, as the duration of the relief provided by the procedure has been established. Broad use of the TUNA System will require the training of numerous physicians, and the time required to complete such training could result in a delay or dampening of market acceptance. Even if the clinical efficacy of the TUNA Procedure is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. See "Risk Factors - VidaMed Depends on Third Party Reimbursement from Health Care Payors." Health care payor acceptance of the TUNA Procedure will require evidence of the cost effectiveness of TUNA compared with other BPH therapies, which will depend in large part on the duration of the relief provided by the TUNA Procedure. A thorough analysis of multi-year patient follow-up data will be necessary to assess the durability of the relief provided by TUNA therapy. Patient acceptance of the procedure will depend in part on physician recommendations as well as other factors, including the degree of invasiveness and rate and severity of complications associated with the procedure compared with other therapies.

VidaMed Depends on Third Party Reimbursement from Health Care Payors.

     If physicians, hospitals and other users of our products fail to obtain sufficient reimbursement from health care payors, including, in particular, outpatient hospital Medicare reimbursement in the United States, our products will not be accepted in the marketplace.

     Third party reimbursement is generally available for existing therapies used to treat BPH. In the United States, third-party reimbursement for the TUNA Procedure depends on decisions by the local

Medicare Medical Directors to provide coverage for the TUNA Procedure, as well as by individual health maintenance organizations, private insurers and other payors. Reimbursement systems in international markets vary significantly by country. Many international markets have state managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as governmentally managed systems.

     In the United States, TUNA Procedures are currently being reimbursed by certain private payors. However, due to the age of the typical BPH patient, Medicare reimbursement is particularly critical for widespread market acceptance. Medicare CPT code number 53852, covering the physician fee component of the TUNA Procedure, was included in the 1998 edition of CPT codes, which became effective January 1, 1998. If adopted by local Medicare Medical Directors, this code should enhance the reimbursement process for physicians performing the TUNA Procedure in an outpatient hospital environment. As of August 31, 1999, 38 states provide for reimbursement for TUNA Procedures performed in a hospital setting.

     National Medicare reimbursement of TUNA Procedure costs outside of a hospital setting, for example in an ambulatory service center or an office setting, at an adequate level will require completion by the Health Care Financing Administration ("HCFA") of a review of the cost and efficacy of the TUNA Procedure. Reimbursement in both the office-based and ambulatory service centers systems is currently delayed while Medicare reviews its Year 2000 compliance issues. As a result of this delay, we can give no assurance that procedures performed in offices and ambulatory service centers will generate significant revenue for us in the United States.

Potential Loss of Nasdaq Listing.

     The continuing listing requirements for inclusion of our common stock on the Nasdaq National Market require that we maintain minimum net tangible assets of $4.0 million. As of June 30, 1999, our net tangible assets decreased to $2.375 million. Although we are attempting to increase our net tangible assets through the sale of securities and increased sales of our products, the Nasdaq-Amex Market Group of the NASD ("Nasdaq-Amex") could initiate de-listing proceedings. There is no assurance that we will be able to raise sufficient capital or increase sales to meet the minimum net tangible asset listing requirements. In addition, there are other minimum listing requirements that VidaMed must continually satisfy. For example, our common stock cannot close below $1.00 for 30 consecutive trading days. The failure to satisfy any minimum listing requirement could result in the initiation of delisting proceedings.

     In August 1999, Nasdaq-Amex notified us that we were out of compliance with the net tangible assets requirement for continued listing on the Nasdaq National Market and that it was concerned that we would be able to sustain compliance with the continued listing requirements in general because of issues relating to our ability to continue as a going concern. See, "Risk Factors - Lack of Operating Funds." The Company has been asked to submit a plan for achieving compliance to Nasdaq-Amex. No delisting action will be taken against VidaMed until we have an adequate opportunity to respond.

     Delisting from the Nasdaq National Market could adversely affect the liquidity and price of the Company's common stock. Moreover, investors may find it more difficult to dispose of or obtain accurate quotations for our common stock if it is delisted because the bid and asked quotations would be reported on an electronic bulletin board such as the OTC Bulletin Board or a similar quotation medium.

No Public Market Exists for VidaMed's Warrants.

     We do not intend to apply to list the warrants offered by the prospectus on any exchange. Accordingly, no public market for the warrants will exist prior to the public offering of the warrants, and there can be no assurance that an active trading market will develop in any of the warrants afterwards. The exercise price and terms of the warrants may be determined arbitrarily through negotiations with purchasers. Factors considered in such negotiations may include, among others:

     .    The history and prospects of the industry;

     .    An assessment of our management;

     .    VidaMed's prospects;

     .    Our capital structure; and

     .    Prevailing market conditions.

     The exercise price and terms of the warrants may not necessarily bear any relationship to established valuation criteria, and may not indicate prevailing prices in a public market for the warrants.

     The warrants will not be exercisable unless, at the time of the exercise, VidaMed has a current prospectus covering the shares of common stock issuable upon exercise of the warrants, or such shares have been registered, qualified or are exempt under the securities laws of the state of residence of the exercising holder of the warrants.

     We will use our best efforts to register and qualify under state law or satisfy exemptions for the offer and sale of all of the shares of common stock issuable upon exercise of the warrants on or before the exercise date and to maintain a current prospectus until the expiration of the warrants. However, we cannot assure that we will be able to do so. If a current prospectus covering the shares of common stock issuable upon the exercise of the warrants is not kept effective, the warrants will not be exercisable and will have no value.

Dilution.

     If we are successful in raising equity financing, the equity investments of our current stockholders will be diluted to the extent we issue shares of common stock, and to the extent new warrants to purchase common stock are exercised. We are offering a total of 7.5 million shares of common stock by this prospectus,
1.5 million shares of which are issuable on exercise of 1.5 million warrants. Immediately prior to the registration of the shares included in this prospectus, VidaMed had issued and outstanding 20,654,503 shares of common stock. In addition, it has 6,050,000 shares of common stock reserved under its various stock option plans, and 909,505 shares offered by that certain prospectus dated February 2, 1998.

VidaMed's Corporate Structure Inhibits Stockholder Control

     Certain provisions of our Certificate of Incorporation and Bylaws inhibit stockholder control of VidaMed by:

     . Allowing the Company to issue preferred stock without any vote or further action by the stockholders;

     . Eliminating the right of stockholders to act by written consent without a meeting; and

     .   Eliminating cumulative voting in the election of directors.

     Because these provisions may make it more difficult for stockholders to take certain corporate actions, they could have the effect of delaying or preventing a change in control of VidaMed. Such provisions could limit the price that certain investors might be willing to pay for future shares of our common stock.

Other Risk Factors.

     There are several other risk factors relevant to VidaMed that we encourage prospective purchases of our securities to review. They are described in our annual and quarterly reports, which are incorporated by reference into this prospectus, and filed with the Securities and Exchange Commission. See, "Where You Can Find More Information".

                          Forward Looking Information

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on VidaMed's current expectations, beliefs, intentions or future strategies. The statements concern, among other things, the availability of cash resources to fund continued operations, the success of VidaMed's new marketing strategy, and market acceptance of our products and the likelihood of additional Medicare reimbursement approvals for the TUNA Procedure. Actual results could differ materially from those suggested in the forward-looking statements because of the risks and uncertainties described under "Risk Factors" in this prospectus and in the documents incorporated by reference in this prospectus. We do not undertake to update the forward-looking statements.

                                Use Of Proceeds

     Unless otherwise specified in a supplement to this prospectus, VidaMed intends to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. Until VidaMed uses the proceeds in its business, we will invest the proceeds in short-term investment grade interest-bearing instruments.

                              Plan Of Distribution

     VidaMed may sell the securities offered by this prospectus to or through one or more underwriters or dealers, directly to a limited number of purchasers or to a single purchaser, or through agents.

     These securities may be distributed in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of these securities, underwriters may receive compensation from VidaMed or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell these securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any such underwriter or agent will be identified, and any such compensation received from VidaMed will be described in a supplement to this prospectus.

     Shares sold in accordance with a prospectus supplement and any shares issuable upon exercise of any of the warrants issued in accordance with a prospectus supplement are expected to be listed on the Nasdaq National Market. See, however, "Risk Factors -- Potential Loss of Nasdaq Listing." Unless otherwise specified in the related prospectus supplement, each series of warrants will be a new issue with no established trading market. We may elect to list any series of warrants on an exchange, but are not obligated to do so.

     It is possible that one or more underwriters may make a market in a series of these warrants, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of any the securities offered by this prospectus.

     Under agreements we may enter into, underwriters, dealers and agents who participate in the distribution of these securities may be entitled to indemnification by VidaMed against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, VidaMed in the ordinary course of business.

                           Description Of Securities

Shares

     VidaMed's authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. As of September 3, 1999, 20,654,503 shares of common stock were outstanding, held of record by approximately 264 stockholders. No shares of the preferred stock were outstanding as of September 3, 1999, although 60,000 shares of the preferred stock have been designated Series A Participating Preferred Stock. One one-thousandth of a share of Series A Participating Preferred Stock is issuable upon exercise of each preferred share purchase right. Each outstanding share of common stock also represents the preferred share purchase right related to that share of common stock.

Warrants

     The following summary describes the material terms of the warrants.

Exercise Price and Terms. Each warrant offered by this prospectus will entitle the registered holder to purchase, for a fixed time period beginning on the date of issuance, a fixed number of shares of common stock at a fixed price per share. The price may be adjusted in the circumstances described below. The registered holder of a warrant will be able to exercise it, in whole or in part, by surrendering the certificate representing the warrant to the Company or as the Company otherwise directs. The subscription form on the warrant must be properly completed and executed, and the exercise price must be paid. The exercise price will be negotiated at the time of the sale of the warrant and may not relate to its value. You should not regard the exercise price as an indication of any future market price of the common stock.

Expiration. The warrants can be exercised by their registered holder at any time during the three-year period after their issuance, provided the warrant and the common stock issuable on exercise of the warrant are registered or are exempt from registration. At the end of that three-year period, the warrants expire. The warrants may include a provision enabling VidaMed to call the warrants, compelling a holder to exercise its warrant, in the event that the price per share of VidaMed's stock exceeds the exercise price of the warrants for a certain number of days.

Adjustments. The exercise price and the number of shares of common stock that can be purchased on the exercise of the warrants will be adjusted when certain events occur, including:

     .    Stock splits;

     .    Reverse stock splits; or

     .    Combinations of the common stock.


To enable warrant holders to acquire securities or property receivable by a holder of common stock that might have been purchased upon exercise of the warrant, the exercise price may be adjusted in the following cases:

 .    Reclassification or exchange of common stock;

 .    VidaMed's consolidation or merger with or into another corporation (other than a consolidation or merger in which VidaMed is the surviving corporation); or

 .    Sale of all or substantially all of VidaMed's assets.

Transfer, Exchange and Exercise. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue and VidaMed does not intend to apply for the listing of the warrants on any exchange.

Warrant Holder Not a Stockholder. The warrants will not confer upon holders any voting, dividend or other rights as stockholders of VidaMed.

The warrants will not be exercisable unless, at the time of the exercise, VidaMed has a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or are exempt under the securities laws of the state of residence of the exercising holder of the warrants. Although we will use our best efforts to have all of the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus until the expiration of the warrants, there can be no assurance that we will be able to do so.

                                 Legal Matters

     The validity of the common stock offered under this prospectus will be passed upon for us by Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, 18th Floor, San Francisco California 94111.

                                    Experts

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Notes 1 and 13 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      Where You Can Find More Information

Government Filings

     We file proxy statements, reports and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. You can inspect and copy this information at regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You can also obtain copies of the documents we file with the SEC from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, for a fee determined by the SEC. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding VidaMed and other companies that file electronically with the SEC.

     Our common stock is traded on the Nasdaq National Market. Our reports and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended. You can receive copies of the registration statement as discussed above. This prospectus does not contain all the information included in the registration statement. For further information regarding VidaMed and its common stock, please refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement.

                     Information Incorporated by Reference

     We incorporate by reference the following documents and all future documents filed by VidaMed in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

1. Our registration statements on Form 8-A filed with the Securities and Exchange Commission on June 17, 1995 and January 31, 1997.

2. Our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 1998, filed on August 30, 1999;

3. All other reports filed in accordance with Section 13(a) or 15(d) of the Exchange Act since December 31, 1998, including (a) our quarterly reports on Form 10-Q, as amended, for the quarters ended March 31, 1999 and June 30, 1999; and (b) our Proxy Statement on Form DEF 14A filed on April 27, 1999.

     You may receive free copies of these filings by writing or calling at:

                                 VidaMed, Inc.
                             46107 Landing Parkway
                           Fremont, California 94538
                           Telephone:  (510) 492-4902
                         Attention:  Investor Relations

     Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this Prospectus and the Registration Statement to the extent that a statement contained in the Prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and the Registration Statement.

     You should rely only on the information incorporated by reference or provided in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

     In this prospectus, unless otherwise indicated, "VidaMed," "we," "us," and "our" refer to VidaMed, Inc. and its subsidiaries.



                                 VIDAMED, INC.
                        6,000,000 Shares of Common Stock
                  1,500,000 Warrants to Purchase Common Stock
                        1,500,000 Shares of Common Stock
                       Issuable Upon Exercise of Warrants



                               Table of Contents
                               -----------------

SUMMARY                                  2
RISK FACTORS                             2
FORWARD LOOKING INFORMATION              6
USE OF PROCEEDS                          6
PLAN OF DISTRIBUTION                     6
DESCRIPTION OF SECURITIES                7
LEGAL MATTERS                            8
EXPERTS                                  8
WHERE YOU CAN FIND MORE INFORMATION      8
INFORMATION INCORPORATED BY REFERENCE    9



                           __________________________
                                   Prospectus
                               September  , 1999
                           __________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee......................................  $ 4,203
Nasdaq National Market listing fee.......................................................   17,500
Printing and engraving expenses..........................................................    3,000
Legal fees and expenses..................................................................   40,000
Accounting fees and expenses.............................................................   25,000
Transfer agent and registrar fees and expenses...........................................    1,500
Miscellaneous............................................................................    2,500
                                                                                           -------
   Total.................................................................................  $93,703
                                                                                           =======

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, regarding any criminal action or proceeding, if the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16.  Exhibits

     The Exhibit Index is included at page 14.

Item 17.  Undertaking

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Registrant in accordance with the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     3. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     4. For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, VidaMed, Inc. certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 10, 1999.

               VIDAMED, INC.

               By:  /s/ Randy D. Lindholm
               -------------------------------------
               Randy D. Lindholm
               President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                             Title                                      Date
/s/Randy D. Lindholm        President and Chief Executive Officer and Director            September 10, 1999
--------------------------  (Principal Executive Officer)
(Randy D. Lindholm)

/s/ John Howe               Vice President of Finance and Chief Financial Officer         September 10, 1999
--------------------------  (Principal Financial Officer and Principal Accounting
(John Howe)                 Officer)

/s/ David J. Illingworth    Chairman of the Board of Director                             September 10, 1999
--------------------------
(David J. Illingworth)

/s/ Robert J. Erra*         Director                                                      September 10, 1999
--------------------------
(Robert J. Erra)

* Executed on behalf of the individual indicated in accordance with a power of attorney.


Exhibit
Number    Description                                                                     Page
4.1++     Certificate of Incorporation of Registrant.

4.2++     Restated Bylaws of Registrant.

4.3+++    Form of Common Stock Certificate.

4.4++++ Preferred Shares Rights Agreement dated as of January 27, 1997, between the Registrant and American Securities Transfer & Trust, Inc., including the Certificate of Designations, the Form of Rights
          Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

4.5       Form of Common Stock Purchase Warrant.

5.1       Opinion of Shartsis, Friese & Ginsburg LLP.                                     24

23.1      Consent of Ernst & Young LLP, Independent Auditors.                             25

23.2      Consent of Shartsis, Friese & Ginsburg LLP (included in Exhibit 5.1).

24.1+     Power of Attorney.


______________
+ Included on page II-4 of Registrant's Form S-3 (File No. 333-80585) filed on June 14, 1999 and incorporated herein by reference.

++ Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

+++ Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-90746) and incorporated herein by reference.

++++ Filed as an Exhibit to the Registrant's Registration Statement on Form 8-A filed with the Commission on January 31, 1997 and incorporated herein by reference.